Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com

FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
June 5, 2019	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Sunoco LP

Sunoco Finance Corp.

8111 Westchester Drive, Suite 400

Dallas, Texas 75225

Re: $600,000,000 Aggregate Principal Amount of 6.000% Senior Notes due 2027 and Related Guarantees

Ladies and Gentlemen:

We have acted as special counsel to Sunoco LP, a Delaware limited partnership (the “Partnership”), and Sunoco Finance Corp., a Delaware corporation (“Finance Corp.” and, together with the Partnership, the “Issuers”), in connection with the issuance by the Issuers of up to $600,000,000 aggregate principal amount of 6.00% Senior Notes due 2027 (the “Notes”) and the guarantees of the Notes (the “Notes Guarantees”) by the entities set forth on Exhibit 1 hereto (the “Guarantors” and, excluding Aloha Petroleum Ltd., a Hawaii corporation, and Sunoco Retail LLC, a Pennsylvania limited liability company, the “Covered Guarantors”), issued under an Indenture dated as of March 14, 2019 by and among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (the “Indenture”), pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 5, 2019 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Notes and the Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, including the Amended and Restated Certificate of Limited Partnership of the Partnership, and the First Amended and Restated Agreement of Limited Partnership of Sunoco LP dated September 25, 2012, as amended, the articles of incorporation and bylaws of Finance Corp. and the certificate of formation and limited liability company agreement of each Covered Guarantor, each of which, with your consent, we have

June 5, 2019

assumed is (i) a valid and binding agreement of the parties thereto, enforceable in accordance with the plain meaning of its terms, (ii) in full force and effect, and (iii) the entire agreement of the parties pertaining to the subject matter thereof, and certain resolutions of the board of directors, board of managers or managing member, as applicable, of each Issuer and Covered Guarantor. With your consent, we have also relied upon certificates and other assurances of officers of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various matters of Hawaii and Pennsylvania law are addressed in the opinions of Cades Schutte LLP and Drinker Biddle & Reath LLP, respectively, and are also filed as exhibits to the Registration Statement. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Notes and the Notes Guarantees have been authorized by all necessary corporate, limited liability company or limited partnership action, as applicable, of the Issuers and the Covered Guarantors and, when the Notes have been duly executed, issued, authenticated and delivered by or on behalf of the Issuers in accordance with the terms of the Indenture and the exchange offer described in the Prospectus, the Notes and the Notes Guarantees will be legally valid and binding obligations of the Issuers and the Guarantors, respectively, enforceable against the Issuers and the Guarantors in accordance with their terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 4.06 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy and (e) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Issuers and the Covered Guarantors, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Issuers and Covered Guarantors, enforceable

June 5, 2019

against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

June 5, 2019

Exhibit 1

GUARANTORS

Delaware Entities

Aloha Petroleum LLC

Sunmarks, LLC

Sunoco, LLC

Sunoco Property Company LLC

Sunoco Caddo LLC

Sunoco NLR LLC

Sunoco Refined Products LLC

Hawaii Entity

Aloha Petroleum, Ltd.

Pennsylvania Entity

Sunoco Retail LLC